Exhibit 99.2
Big Lots
First Quarter 2024 Edited Earnings Call Transcript
June 6, 2024

Presenters
Bruce Thorn, President and CEO
Jonathan Ramsden, EVP, Chief Financial and Admin Officer
Alvin Concepcion, Vice President of Investor Relations

Q&A Participants
Scott Stringer - Wolf Research
Brad Thomas - Keybanc Capital Markets
Kate McShane - Goldman Sachs

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots First Quarter Conference Call. Currently, all lines are in a listen-only mode. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

The first quarter earnings release, presentation, and financial information is available at Biglots.com/corporate/investors.

A question-and-answer session will follow the prepared remarks.

I will now turn the call over to Bruce.

InComm Conferencing	Page 1 of 17	www.incommconferencing.com

Bruce Thorn
Good morning everyone and thank you for joining us. While we’ve made substantial progress on improving our business operations in Q1, we missed our sales goal due largely to continued pullback in consumer spending by our core customers, particularly in high ticket discretionary items. The consumer environment softened in the first quarter, as both consumer confidence and sentiment has declined since January due in part to concerns about inflation, unemployment, and interest rates. Also, personal savings rates have been declining, while credit card balances have grown, indicating the pressure our core consumer is under as they try to manage their strained budgets. We remain focused on managing through the current economic cycle by controlling the controllables. Our operational initiatives to offer a large assortment of new and exciting extreme bargains, cut costs, and increase productivity exceeded our targets in Q1. This enabled us to improve consumer perceptions about our brand and the value we offer, and to deliver a year-over-year improvement in gross margin rate and operating expenses, despite the significant sales pressure this quarter.

We are also pleased with our actions to preserve and enhance liquidity in Q1, which included aggressive efforts to manage opex, capex and inventory, and the execution of a new $200 million term loan facility, which provides us with significant additional financial flexibility. As we move forward, we’re taking aggressive actions to drive positive comp sales growth later in the year and grow the year-over-year gross margin rate through the end of this year and into next, by substantially progressing our five key actions. To sum it up, the current financial performance does not yet reflect the stronger business model that we’ve created through our five key actions, but we expect the fruits of those efforts to become more apparent in the back half of the year.

As a reminder, the five key actions are to own bargains, to communicate unmistakable value, to increase store relevance, to win customers for life with our omnichannel efforts, and to drive productivity. We remain confident that the five key actions are putting us on the right path to turn around our business, though we still have a lot of work ahead of us.

We need to continue to elevate our brand relevance to drive more traffic, so we are moving quickly to achieve 75% bargain penetration and, within that, substantially grow our extreme bargain penetration to 50% by year end. Extreme bargains provide significant savings over price leaders and are working, as we’ve seen the sales trend shift favorably in several categories along with a better gross margin outcome. And we’re making it easier for our customers to know we’ve got these deals through better signage, ads, and store layout, along with more effective digital campaigns that are more relevant and inspiring to customers. Although we’ve seen solid results out of our extreme bargain offers, our overall results have been muted due to our high assortment mix in the home furnishing categories where even though we’ve held

InComm Conferencing	Page 2 of 17	www.incommconferencing.com

share, there has been a significant consumer pullback in big ticket items, particularly within the furniture and patio furniture categories.

While most of our store base has healthy unit economics – with around 70% of our stores generating positive four-wall adjusted EBITDA - there are still a significant number of underperforming stores that we are working hard to address. A key part of that work is to realize most of the $200 million+ of bottom-line opportunities through Project Springboard this year, and on that front, we are ahead of schedule. In fact, we are raising our target to $185 million of cumulative benefits by year-end, versus $175 million previously. Through the five key actions, which Project Springboard is a significant part of, and under the leadership of Kristen Cox, our Chief Stores Officer, who joined in December, we’re implementing a simplified store operations strategy focused on investing in talent, operational excellence, and improving the customer experience, among other things.

Now on to the first quarter results and outlook. There are three key messages I want to convey this morning:

1)First, our Q1 comp sales trends of down 9.9% missed our guidance of down mid-single digits. The monthly trends coincided with volatility in consumer sentiment, where February was the weakest month of the quarter, with a rebound in March, and a deceleration in April. To a smaller extent, weather challenges also unfavorably impacted our sales in February and April. In Q2 to date, comp sales have improved sequentially relative to Q1. Our gross margin rate in Q1 improved 190 bps year-over-year primarily due to lower markdowns as well as benefits from Project Springboard efforts, but slightly missed our guidance range due to the sales miss. Adjusted SG&A was down 4% versus last year, compared with our guidance of down low single digits.
2)Second, we continue to expect quarterly year over year gross margin improvements to continue in 2024, and see a path to positive comparable sales in the latter part of the year. These improvements will be driven by our five key actions which will continue to gain momentum, including realizing most of the $200 million+ of bottom-line opportunities through Project Springboard and growing our penetration of bargains and extreme bargains. We exceeded our Q1 targets for Project Springboard, so we’re off to a great start this year, and have found opportunities to realize more savings in 2024 than we originally planned. In regards to extreme bargains, we exceeded our penetration goal in Q1 and we’re accelerating our extreme value sourcing efforts further by resourcing the business with the right talent and an improved infrastructure. In fact, we launched Asia-based buying offices in April, which will enhance our competitiveness to source extreme bargains as well as reduce costs by millions of dollars annually, bringing the operation in-house. We are moving quickly and aggressively to solidify our position as America’s Discount Home Store.

InComm Conferencing	Page 3 of 17	www.incommconferencing.com

3)Third, our efforts to aggressively manage costs, inventory, capital expenditures, and increase our borrowing capacity have enabled us to grow liquidity through a challenging period. Our net liquidity at the end of the first quarter was $289 million, higher than the $254 million in the fourth quarter. While the soft Q1 performance resulted in a net use of cash in the quarter, we boosted liquidity with increased borrowing capacity of up to $200 million in April with a new first in, last out, “FILO” term loan facility, which is incremental to the borrowing capacity within the $900 million asset-based revolving loan facility.

While near-term conditions have been challenging, we’re not slowing down on making progress to transform our business.

I’d like now to circle back to highlight some of the recent progress we’ve made on the five key actions, which will drive momentum in the business.

As it relates to our first key action, owning bargains:

•Our mix of bargains, which are closeout items, opportunistic buys, and other sourced products where we believe we have a significant comparable price advantage, was nearly 2/3 of sales in Q1, so we’re well on our way to getting to achieving our goal of 75% by year end. Within that, we offered an expanded assortment of extreme bargains, which represented about 28% of our sales in Q1, and should be 50% by year end. We achieved this by procuring products from over-inventoried and distressed retailers and vendors, through new factory direct sourcing partners, and exclusive distributors. Our extreme bargain pipeline is growing, and we have sourced the largest amount of extreme bargain closeouts since I have been with the company.

•As I mentioned earlier, extreme bargains are already favorably changing the sales trajectory of several departments while also being margin accretive. In fact, the Hearthsong extreme bargain deal resulted in bringing the toy department from negative sales in Q4 to up +5% year to date, with a 900-basis point improvement in gross margin relative to Q4. That sales momentum has carried into May with a +25% increase in sales, and demonstrates that introducing newness at an extreme bargain can bring positive transformation while simultaneously building margin. We’ve seen transactions improve with extreme bargains as well, such as in the grocery category where the SKU count has grown and where we’re leveraging more everyday low pricing in our assortment. For example, in April, we partnered with a national branded beverage vendor to launch an everyday low-price program, priced at or better than price leaders, which has driven positive comp growth in beverages since then. The categories with the highest improvement in extreme bargain penetration rates, such as grocery and toys had an average of 1,100 basis point increase in transaction comp trend in Q1 relative to the Fall of 2023 at an accretive margin rate.

InComm Conferencing	Page 4 of 17	www.incommconferencing.com

•As we move forward, we’ll be growing our extreme value penetration, with a focus on newness and excitement at exceptional prices, while reducing our non-differentiated never out assortment, with the aim of making our assortment mix more productive and relevant to customers. Our merchants are laser-focused on more breadth and less depth, along with more consumer solutions in our assortment. For example, we’re rapidly growing our extreme bargain SKU count in core grocery and personal care categories, with greater breadth and less depth to create more reasons for customers to frequently visit and take advantage of deals, while supplies last. Less depth in these categories, and more choices, allows us to curate a more robust extreme bargain treasure hunt experience. We are also providing more consumer solutions, by adding new categories of business such as home air filters, portable air conditioners, automotive, fitness and stationery.

•In March, we made a series of organizational updates to our Merchandising team designed to help the team act quickly, operate more efficiently, and win in the fast-paced off-price retail environment with a full pipeline of extreme bargains. Our Head Merchants include Seth Marks who is focused on food and consumables as well as the front end, Kevin Kuehl who focuses on soft home and hard home, and Shelly Trosclair who focuses on furniture, decor, lawn and garden, and seasonal. All are deeply focused on expanding extreme bargains in their respective categories and acquiring and developing deep closeout experience throughout the ranks. With a highly focused extreme value merchant team that will continue to flex our open to buy, we are quickly expanding our relationship with vendors with a bigger seat at the close out table.

As it relates to our second key action, communicating unmistakable value, our recent marketing efforts continue to show promise:

•Our net customer value perception score improved again in Q1, across all key trip types. This was a result of our increased penetration in extreme bargains and displaying these items more prominently in our end caps and drive aisle, and campaigns such as Your Deal Your Day, and a Friends and Family event, select category coupons, and Bargains to Brag About. Also, our top-of-mind brand awareness and the perception as a discount home store among consumers increased sequentially in April versus January. These are positive steps to getting more traffic and new customers in our stores.

•Our marketing efforts are focused on driving value perception with bargains and extreme bargains. A key component of our extreme bargains are closeout deals that we call Big Buyouts. We’ve increased Big Buyout signage at the store level, launched new video and digital ads, as well as new in-store announcements. We’re also increasing dedicated Big Buyout emails, which are our highest engagement emails in 2024 to date.

InComm Conferencing	Page 5 of 17	www.incommconferencing.com

•We’ve also been partnering with social media influencers to highlight monthly bargains and buyouts through authentic and inspiring bargain shopping content, which has led to a higher engagement rate.

•We are continuing to leverage promotional tools and processes to help us eliminate non-productive promotions, and target our promotional spend where we will see the greatest return, and we expect to continue to accelerate this program into 2024.

As it relates to our third key action, we continue to focus on increasing store relevance:

•We are increasingly featuring extreme bargains in the queue line, drive aisle, and end caps, and as we hit critical mass on extreme bargain penetration, we will accelerate our progress in improving consumer value perception and traffic. For example, in the queue line, we have been moving fast to showcase our great bargain items with price points under $10, with increased flexibility on the featured items at the store level. Some recent examples include pet bargains, closeout candy, and water bottles. We estimate this to be a $25 million annual opportunity in sales.

•Our ongoing efforts to flex our assortment to capture customer demand are showing encouraging results. As a reminder, we’ve been flexing our assortment by increasing inventory in top performing categories and stores, as well as taking inventory out of bottom performing categories and stores, creating white space opportunities, and optimizing our space with more productive SKUs. We’ve had recent success with a new statistical model for allocation in our seasonal category, which our test indicates may be a $20 million annual gross margin benefit. We’ll be implementing this model in other categories in Q2.

•It also means introducing more bargains, newness, and trend-right products in our assortment, across all categories. New products as a share of total SKUs were up year over year in Q1. This is helping, as newness at a great bargain helped drive improvement in our upholstery furniture business. As we continue to increase extreme bargain penetration across the enterprise, this will simultaneously increase newness within the assortments.

As it relates to our fourth key action, we have been improving the customer experience, to help us win customers for life:

InComm Conferencing	Page 6 of 17	www.incommconferencing.com

•Our goal is to win customers for life, by attracting them, retaining them, and growing their shopping frequency with us. Our omnichannel platform is a crucial enabler for this, and it differentiates us from our off-price peers.

•As I mentioned earlier, we’re implementing a simplified store operations strategy. In regards to the talent component, we’re focused on investing in training and coaching. We’ll improve operational excellence by getting new products to the floor, faster, optimizing schedules, and tightening processes. We are emphasizing a customer first culture focused on building loyalty. In regards to presentation, we aim to inspire through strong merchandising and present value better.

•On that last note, we’re also empowering stores to showcase their best value and most seasonally relevant product at the front of the store, and we can now be extremely agile in our presentations. So far, our stores and customers love the new flexibility.

•We are continuing to enhance the online experience and showcasing extreme bargain deals through the Weekly Ad, Big Bargains, and Big Buyouts sections heavily featured on the site. We remained focused on influencing her home shopping journey through enabling customers to browse more products online, and now offer a “Coming Soon” preview, in-store inventory, and have started the ability to pre-order for core big ticket items in furniture and seasonal at the end of Q2.

These four actions will be important traffic drivers in the future. The fifth key action is to drive productivity through structural cost reductions, inventory turns, and capex efficiency.

As I mentioned, we’re well on track with these efforts and Jonathan will speak more about what we are doing to drive productivity in a few minutes.

So to sum it up, despite the soft consumer environment, we are gaining ground with our five key actions. Getting on the path to positive comp sales and growing our gross margin rate every quarter is of critical importance to us, and we are moving quickly and aggressively to make it happen.

I now will make a few comments on specific category performance in the quarter. Seasonal comps decelerated relative to Q4 on a year-over-year basis, as consumers continued to pull back on high ticket discretionary items, such as patio furniture and gazebos. Customers responded positively to decor items in the seasonal assortment such as planters, plant stands, tools and other gardening accessories. While big ticket patio furniture and gazebos continue to

InComm Conferencing	Page 7 of 17	www.incommconferencing.com

underperform in Q2, we are taking aggressive promotional action on select underperforming products and will deliver margin rate improvement versus last year for the spring season.

Our Furniture and Soft Home categories also decelerated sequentially relative to Q4 on a year-over-year basis for the same reason. We are seeing sequential comp improvement in the furniture business in Q2 driven by upholstery, case goods, decor and mattresses.

Hard Home accelerated relative to Q4 on a year-over-year basis due to increased bargain offerings. The Hearthsong closeout deal drove a significant improvement in toy sales providing a nearly 50% increase in April and new category sales in swing sets, trampolines, sandboxes, and outdoor games and activities. We are also seeing early Q2 sales benefit with newness in automotive, home maintenance, tabletop and food prep. Therefore, we expect comp sales to improve in the category as 2024 progresses.

In Food and Consumables, comps decelerated sequentially relative to Q4 on a year-over-year basis as we faced fierce competition in these categories. In response, we are focused on accelerating the penetration of extreme bargains, particularly in the food category with more breadth, and less depth, which are driving significant improvements, and should benefit us going forward. In Q1, we had a 150% increase in SKU count in grocery and increased our extreme value SKU count in personal care by 7-fold versus last year. For the quarter, Pet was again a standout performer, with positive comp growth, which makes it now six out of the past seven quarters of growth, aided by the expansion of our assortment in the Fall.

Before handing it over to Jonathan, I‘d like to take a moment to once again thank our associates for working hard to drive progress on our key actions, and for their hand in helping shape our more simplified and impactful store strategy. I’d also like to thank our vendors for their incredible partnership and support in helping us bring more great bargains to our customers. We look forward to seeing them at our vendor summit in July.

2024 has started off with significant challenges, and there are still many uncertainties. We will continue to focus on controlling the controllable and pressing forward in our efforts to create a stronger and healthier business as the year progresses.

I will now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

InComm Conferencing	Page 8 of 17	www.incommconferencing.com

Jonathan Ramsden

Good morning everyone. I would like to start by expressing my gratitude to the entire team here at Big Lots for their unstinting efforts to improve our performance.

For the first quarter, as Bruce noted, we were disappointed to miss our guidance on comp sales. Though we’re off to a slower start than we expected, we continue to see a path to positive comps towards the latter part of the year, and expect significant gross margin rate improvement in every quarter versus last year.

As Bruce referenced, we are making strong progress on our five key actions, particularly with regard to Project Springboard, where we have found opportunities to accelerate our efforts. As a result, we’re raising our target to $185 million in cumulative savings by the end of the year, versus $175 million previously, of which approximately $150 million will be incremental in 2024.

I will now provide some detail on our Q1 results, which I will discuss on an adjusted basis, excluding impairment charges, fees related to Project Springboard, and DC closure costs.

A first quarter summary can be found on page 9 of our Quarterly Results presentation.

Comp sales were softer than we expected, and were volatile over the course of the quarter. As Bruce mentioned, our trends correlated with the softness in consumer sentiment, and to a smaller extent, were unfavorably impacted by weather.

Q1 net sales were $1.01 billion, a 10.2% decrease compared to $1.12 billion a year ago, driven by a comparable sales decrease of 9.9%. The net reduction in the store count, offset by a favorable sales shift due to the 53rd week in 2023, had an unfavorable impact of approximately 30 basis points.

Our first quarter adjusted net loss was $132.3 million, resulting in an adjusted diluted loss per share for the quarter of $4.51.

The gross margin rate for the quarter was 36.8%, up 190 basis points to last year, with the improvement versus last year driven primarily by a reduced level of markdowns as well as benefits from Project Springboard.

InComm Conferencing	Page 9 of 17	www.incommconferencing.com

Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $491.8 million, down 3.6% versus $510.5 million last year. SG&A included rent of approximately $7 million resulting from our 2023 sale leaseback, which also had the effect of reducing depreciation by around $1 million. Our strong performance on expenses was driven across multiple line items, and included benefits from Project Springboard.

Adjusted operating margin for the quarter was negative 11.9%. Interest expense for the quarter was $12.0 million, up from $9.1 million in the first quarter last year due to higher average amounts drawn on our credit facilities and higher interest rates.

Adjusted income tax expense for the quarter was $0.2 million. Recall that in the second quarter of 2023, we recorded a valuation allowance against deferred tax assets, resulting from the company being in a three-year cumulative loss position at the end of the quarter. As a result, going forward, we are not able to record a tax benefit related to loss carryforwards until we are in a three-year cumulative income position.

Total ending inventory at cost was down 12.7% to last year, versus our down low-teens guidance, and driven by lower on-hand units and average unit cost.

We ended Q1 with 1,392 stores, unchanged from Q4, and total selling square footage of 32.3 million.

Capex for the quarter was $15 million, compared to $17 million last year. Depreciation expense in the quarter was $32 million, down from adjusted depreciation of $36 million last year.

We ended the first quarter with $44.0 million in Cash and Cash Equivalents, similar to the fourth quarter. At the end of the quarter, we had $573.8 million in long-term debt versus $501.6 million a year ago.

Turning to the outlook, we expect sequential comp sales improvement in the second quarter into the negative mid to high single-digit range.

With regard to gross margin, we expect our Q2 gross margin rate to improve year-over-year and to be up by at least 300 basis points, sequentially well ahead of the 190 basis point year-over-year improvement in Q1, and driven by reduced markdown activity and benefits from Project Springboard.

InComm Conferencing	Page 10 of 17	www.incommconferencing.com

For Q2, we expect SG&A dollars to be down low to mid-single digits versus 2023. Again, this includes approximately $7 million of rent expense related to the 2023 sale/leaseback, which will be partially offset by lower depreciation of around $1 million.

We expect interest expense to be approximately $15 million in Q2, higher than last year due to higher average borrowings and interest rates.

With regard to capex, we continue to expect 2024 to be in line with or somewhat below 2023, with necessary IT investments offsetting lower store openings.

We now expect three store openings in 2024, all of which will be in the third quarter. Two of these projects were originally slated for 2023, and one is due to a relocation of a store where we are losing our lease. In general, all new store commitments remain on hold until our business situation improves. We expect full year depreciation of around $130 million, including approximately $32 million in Q2.

We expect a share count of approximately 29.3 million for Q2.

We expect Q2 total inventory to be down mid-single-digits, as we continue our aggressive approach to managing inventory levels. The inventory decline will be driven by lower units.

Again, all of our commentary on Q2 excludes the potential impact of impairment charges and other items, including distribution center closure costs, gains on the sale of real estate and related expenses, and fees related to Project Springboard.

I’d now like to spend a few moments providing more details on our cost reduction and productivity efforts.

Overall, we are progressing ahead of plan on Project Springboard, and delivered $25 million in benefits across gross margin and SG&A in Q1, on top of $35 million in the back half of 2023, which was also above our initial estimate. As noted a moment ago, we are now increasing our target to an incremental benefit of around $150 million in 2024, bringing us to $185 million in cumulative savings by year end. We expect further benefits in 2025 that will take us to, and likely beyond, our overall goal of at least $200 million of cumulative run rate benefits. As a reminder, in total, approximately 40% of Project Springboard benefits come from COGS reduction, approximately 40% from other gross margin-driving initiatives, and approximately 20% from SG&A.

.

InComm Conferencing	Page 11 of 17	www.incommconferencing.com

Turning to liquidity, we ended the quarter with $289 million of net liquidity, higher than the $254 million in Q4. The increase in liquidity relative to Q4 was driven by increasing our borrowing capacity by up to $200 million with a new FILO term loan facility we completed in April. This is incremental to the borrowing capacity under our $900 million asset-based revolving loan facility. The new financing provides us with additional flexibility as we continue our focus on delivering extreme bargains and unmistakable value to our customers.

I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. Despite a challenging consumer environment, there was a lot to be proud of in terms of our progress in transforming the business with our five key actions and enhancing our financial flexibility. We are confident that our actions will put us on a path towards growth and profitability.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question and answer session. If you'd like to be placed into the question queue, please press “*” “1” on your telephone keypad and a confirmation to indicate your lines in the question queue. You may press “*” “2” if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing “*” “1.” Once again, to be placed into the question queue, press “*” “1” at this time. One moment, please, while we pull for questions. Thank you. And our first question is from the line of Greg Badishkanian with Wolfe Research. Please proceed with your question.

Scott Stringer
Hey, guys. Thanks for the time here. This is Scott Stringer from Wolfe Research. You gave some good detail on the extreme bargains and bargain performance by Category. I was wondering if you quantify a category as a whole, the performance and comps between bargains, extreme bargains, and then the rest of the box.

Bruce Thorn
Hey, Scott, this Bruce. Thanks for your question. Yeah, we're really excited about our continued penetration of extreme bargains. And it was mentioned on the call, it's now 28% at the end of Q1 and on an annualized run rate like that, that's nearly $1 billion in close out sales. I just want to reiterate that we're focused on getting to 50% of extreme bargains across the box by the end of the year, which gets us to about a $2 billion annualized run rate. So we're excited about that.

InComm Conferencing	Page 12 of 17	www.incommconferencing.com

The penetration of those extreme bargains is happening across all our categories. Obviously, we've got a team now that is well experienced in close out buying across all the categories. And that penetration of resources deep in the merchandising organization across our three head merchants is really sound now. So we're at the table. When it comes down to food consumables, everyday essentials, our hard home, soft home, furniture, seasonal, all those categories are making a good impression.

Some of the things I noted in our opening remarks were about the progress we're seeing just like in the toy department being able to take sales that were down during holiday and Q4 and toys and turn it into a positive comp, and that's continuing to grow through hard home is amazing. We're also seeing the extreme bargain penetration we have with our Broyhill and Real Living lines in upholstery actually go to positive comps. We're seeing upholstery furniture and positive comps in Q1, and that's accelerating into Q2.

So we're excited to see that penetration grow everywhere, hard home, soft home, all those attachments continue with it. I think the fiercest battleground is in the everyday essentials and food and consumables. You see all the headlines out there with people lowering prices. They're playing off that price leader drafting off the mass retailers that set the price. Our job isn't to try to draft off them. It's to leapfrog them and go below them. The penetration we're seeing there under Seth Marks’ leadership is just awesome. So we expect we expect to accelerate that and give our customers more reason to stretch their dollars at a Big Lots store.

So very excited about it. Once again, Q1 was tough. It's a pullback, when you think about what the consumer was seeing in Q1, the interest rates got pushed out and didn’t come down, maybe a little bit of holiday hangover, we all had a good holiday, all those things come into play in Q1. But that's not what we're seeing in Q2. As we look at Q2, it's going to definitely be better than Q1. We're already seeing improvements from May to June. And as we go through Q2, our big ticket and extreme bargain products, even in seasonal is starting to pick up with the weather getting warmer in the Northeast, and that's all being driven by those bargains.

We expect our trend in June and July will be better than what we're even guiding to. We're cautiously optimistic about it. But what we're seeing as we go into Q2 is just really good momentum in the big ticket picking up and across the board.

Scott Stringer
That's all really great detail, maybe just switch topics real quick. I think last quarter, you mentioned that you had $200 million in assets that could be monetized. Is there any of that left? Can you kind of give us an update there?

Jonathan Ramsden
Yeah. Hey, good morning, Scott. It's Jonathan. Part of that was included in the collateral for the FILO term loan that we executed during the quarter. We still have a small number of owned stores, probably with a value around $20 million. Beyond that, we have some equipment in our

InComm Conferencing	Page 13 of 17	www.incommconferencing.com

Apple Valley, California DC. But most of the remainder of that $200 million was collateral for the FILO term loan.

Scott Stringer
Great. Super helpful. Thanks, guys.

Bruce Thorn
Thanks, Scott.

Jonathan Ramsden
Thank you.

Operator
Our next question is from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed with your question.

Taylor Zick
Hey, good morning. Hey, everyone, it's Taylor Zick on for Brad. Jonathan, could you talk a little bit more about gross margin improvement throughout the year? You saw pretty good improvement in 1Q and guidance is a good improvement in 2Q. Can you just elaborate a little bit more on that?

Jonathan Ramsden
Yeah, absolutely. We've seen the gross margin rate improve and it is actually going to accelerate from Q1 to Q2 as we've guided to. We had 190 basis points of improvement in Q1. We've said at least 300 basis points of improvement in Q2. We're up against a more favorable prior year comparison in Q2 because we were highly promotional last year in Q2, which boosted comps but degraded gross margin rate. So that effect will reverse and we'll get a significant gross margin rate improvement. There'll be a little bit of a drag on comps, as we lap some of those aggressive promotions and markdowns from last year. But even with that, we still expect to achieve a significant improvement in comps in Q2 versus Q1.

And as we look out to the back of the year, we continue to see significant gross margin rate improvement from last year, more like what we're seeing for Q. We think markdowns and promotions are going to be lower year over year. We think freight has pretty much stabilized. But then some significant benefit we're getting from Project Springboard later in the year. It's starting to impact us in Q1 and Q2. It'll be more significant in Q3 and Q4 on cost of goods in particular as well as some of the other gross margin driving components of Project Springboard. So yeah, we feel really good about gross margin rate up nicely in Q2, continuing to be up in that kind of range in the back half of the year.

InComm Conferencing	Page 14 of 17	www.incommconferencing.com

Bruce Thorn
And Taylor, I would just add that, as we continue to increase our penetration of extreme bargains, we're enjoying a nice accretive margin expansion, if you will, against the never out assortment that we've had historically over the past decade or so. And you heard me talk a little bit about that in my opening remarks. But you know, it's not uncommon for us to see 500, 600 basis points margin expansion, with extreme bargains versus the core store. And as that continues to grow, which it will and we’ll nearly double that by the year end, it not only is exciting for our customers, but it's exciting for us because we see that margin expansion play out.

Taylor Zick
Gotcha. Thank you. And then, just maybe on the positive comp later this year, does that require any improvement in the macro to get there? Or is that just a culmination of all the bargains, extreme bargains and things like that?

Jonathan Ramsden
It doesn't assume any improvement or deterioration of the macro. It assumes the underlying trend is broadly consistent with what we've seen in the past couple of months. The big drivers of improvement are, again, extreme bargains, which we expect will accelerate significantly in terms of their comp contribution. We're seeing that starting to take off in Q1. It'll accelerate in Q2 and much more so in Q3 and Q4. There's also some Project Springboard driven benefit on comp. And then again, we're also up against some promo headwinds from a year ago that will abate as we get later in the year and will be less of a drag on year over year comps. All three of those things we expect will help us to positive comps before the end of the year.

Taylor Zick
Thank you.

Jonathan Ramsden
Thanks.

Operator
Thank you. Our next question is from the line of Kate McShane with Goldman Sachs. Please proceed with your questions.

Mark Jordan
Hey. Good morning. This is Mark Jordan on for Kate. Can you help us better understand the health of your core customer? You know, did you witness any changes in their purchasing behavior during the quarter? And are you seeing any decreases in maybe purchasing frequency?

Bruce Thorn
Yeah, I think the, like I was saying just a moment ago, Mark, I think the core customer, and we over penetrate to the lower household income customer. I think that they are still pulling back.

InComm Conferencing	Page 15 of 17	www.incommconferencing.com

They were pulling back on the large discretionary ticket items. And that was prevalent in Q1, which kind of muted our gains everywhere else.

I mean, when you think about it, inflation is still very high. Sentiment is low. The credit card balances are high, and increasing. And you know, when you think about it and you look at the headlines out there, people say, the economy is still growing, people are still spending. Well, there's a lot of fixed costs, gas, utilities, rent, mortgage payments that are causing that high spend. But when you get down into lower income households, they're hurting still and we're seeing that and you're probably hearing that as well.

That played out in Q1 and we saw that pullback, especially when the interest rate conversations got pushed out the latter half of this year or into 2025. We're not counting on that, but that put a chill on the big ticket. It's normalized a bit in Q2 and we're starting to see traction in there. I believe we're also seeing trade down. Some of our best selling items are Broyhill items that are priced over $1,000 gazebos or sectionals where we're seeing traction. Like I said, just a moment ago, our upholstery business positively comped in Q1, and continues to grow in Q2.

So yeah, I think the customer, especially the lower household income customer is hurting. They continue to hurt. I think they've normalized and adjusted quarterly with the news on the interest rates getting pushed out. And we're starting to see some trade down, just ever so slightly, but we're pleased with the traction we're seeing as we go from May to June and in the back half of Q2.

Mark Jordan
Okay, perfect. Thank you very much. And then just thinking about the closeout environment, you know, how do you view supply for the remainder of the year? You know, are you seeing any areas where product is particularly attractive? And are you seeing any increased competition on deals?y changes in their purchasing behavior during the quarter? And are you seeing any decreases in maybe purchasing frequency?

Bruce Thorn
Yeah, we think it's a robust opportunity to continue to drive our close out. And remember, we call it bargains, extreme bargains, it's really close out, opportunistic buys, factory source products, things we engineer, it's robust. Every single day, we've got things -- we've got a team out there that it's at the table getting the deals. We’re fast, we’re easy to do business with. We've got a vast network, DCs and stores where we can take about any buy. So we see it as very opportunistic.

We don't see it slowing down. We see it as, us getting our name back out there. And when we get back out there, it's kind of like rekindling our relationships with people the past and it's exciting. You know, we got Seth and Shelly and Kevin working it with their teams, but I see a robust pipeline. I don't see competition at this point. I see us getting back to our heritage in an accelerated manner, we're already exceeding our goals through first quarter.

InComm Conferencing	Page 16 of 17	www.incommconferencing.com

And like I said, our sights are dead on for 50% penetration and sales by the end of the year, which once again, that's nearly $2 billion of annualized close out type value extreme bargain deals for the company. Our close out rate or extreme bargain rate at 28% is the highest since I've been with the company and nearly 10 years. And so you can see where this is going. We're accelerating into this, and we see no ceiling at this point.

Mark Jordan
Excellent. Thank you very much.

Operator
Thank you. At this time, this does conclude today's teleconference and webcast. A replay of this call will become available. You can access the replay until June 20th by dialing toll free 877-660-6853 and enter replay confirmation 13746656 followed by the pound sign. The toll number is 201-612-7415. Replay confirmation 13746656 followed by the pound sign. You may now disconnect and have a great day. We thank you for your participation.

.

InComm Conferencing	Page 17 of 17	www.incommconferencing.com